Exhibit 99.1

Corporate Contacts

Wilson W. Cheung	Jane Green
Chief Financial Officer	Investors/Media
650.358.3434	650.358.1447
wcheung@sciclone.com	jgreen@sciclone.com

SCICLONE REPORTS FIRST QUARTER 2017 FINANCIAL RESULTS

Strong ZADAXIN® Growth Continues in 2017

FOSTER CITY, CA – May 10, 2017  – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported financial results for the quarter ended March 31, 2017.

•	Revenues: In the first quarter 2017, SciClone reported revenues of $42.9 million, compared to $36.5 million for the same period in 2016.
•	GAAP Diluted EPS: In the first quarter 2017, SciClone reported GAAP diluted earnings per share of $0.28, compared to $0.15 for the same period in 2016.
•	Non-GAAP Diluted EPS: In the first quarter 2017, SciClone reported non-GAAP diluted earnings per share of $0.31, compared to $0.19 for the same period in 2016.

Revenues in the first quarter of 2017 were $42.9 million, a $6.4 million or  18% increase, compared to $36.5 million for the same period in 2016.  ZADAXIN® revenues were $39.5 million in the first quarter of 2017, a $5.9 million or 17% increase, compared to $33.6 million for the same period in 2016.  Of the $39.5 million in ZADAXIN revenues, $4.2 million was attributed to revenues from sales generated in the fourth quarter of 2016 but recognized in the first quarter of 2017. This $4.2 million of revenue is a result of fourth quarter sales that were above the reference tender price under a provision in the agreement with the Company’s China distributor to share, in part, in the burden of price reductions. Promotion services revenues were $1.3 million for the first quarter of 2017, a $0.1 million or 6%  increase, compared to $1.2 million for the same period in 2016.

On a GAAP basis, SciClone reported net income in the first quarter of 2017 of $14.6 million, or $0.28 and $0.28 per share on a basic and diluted basis, respectively, compared to net income of approximately $7.9 million, or $0.16 and $0.15 per share on a basic and diluted basis, respectively, for the same period in 2016.

SciClone’s non-GAAP net income in the first quarter of 2017 was $16.6 million, or $0.32 and $0.31 per share on a basic and diluted basis, respectively, compared with non-GAAP net income of $9.7 million, or $0.20 and $0.19 per share on a basic and diluted basis, respectively, for the same period of the prior year.Both GAAP and non-GAAP net income were favorably impacted by the additional revenue recognition for ZADAXIN fourth quarter sales and a Chinese government subsidy in the first quarter of 2017.

Friedhelm Blobel, PhD, SciClone’s Chief Executive Officer commented: “We delivered a strong first quarter performance, in line with our expectations, and reflecting the continued demand for, and growth potential of, ZADAXIN and our core business. ZADAXIN’s competitive position remains strong, with continued volume growth  despite generic competition. ZADAXIN’s double digit volume growth rate continued this quarter, underscoring its strength as the leading branded thymalfasin, with a 17% volume share and more than a 40% value share. We do face continued pricing pressure, with tenders in two provinces recently announced at prices lower than the reference price with our distributor. We cannot determine at this time with certainty when these prices will take effect, or when they will impact prices in other provinces, but we are likely to experience some effect of those lower prices at some point during the next few quarters.  We may also see some pressure on unit volumes in some areas as a result of reduced national-level reimbursement for thymalfasins.”

“We have demonstrated our ability to manage the various challenges of the China market effectively to date, and we are continuing to focus on strategies to expand the market for ZADAXIN, manage the impact of potential reimbursement changes and provincial pricing pressures and actively seek to participate in the provincial reimbursement negotiations for thymalfasins to maximize future reimbursement for ZADAXIN. We further expect that pricing pressures on revenue in 2017 will be offset, at least in part, through continued sharing of the burden with our China distributor and potentially through volume increases. We are confident that ZADAXIN has significant growth potential as a differentiated, high quality, Western-manufactured brand.”

“We were pleased to see continued strong growth in our oncology portfolio in the first quarter. The market introduction of DC Bead® to treat liver cancer is continuing to progress, although slower than anticipated. We are continuing implementation of our academic-focused marketing effort to build the market for DC Bead as an alternative to conventional TACE procedures using gels. Our development portfolio continue to advance, led by Angiomax® (bivalirudin) for which we expect to file the NDA in the coming months.”

“As we near the mid-year mark for 2017, we have confidence that our core strategies to grow our commercial business, advance and expand our development portfolio through creative partnering, maintain high levels of fiscal responsibility, and strong compliance are on track. We believe we are well positioned to continue to build our reputation and standing as a key player in the evolving China pharma market.”

For the first quarter of 2017, sales and marketing (S&M) expenses were $12.8 million, compared with $12.4 million for the same period in 2016. The increase in S&M expenses for first quarter of 2017, compared to the same period in 2016, related to increases in salaries and benefits, mainly from annual increases, and to increased sales commissions based on increased ZADAXIN sales.

For the first quarter of 2017, research and development (R&D) expenses were $2.5 million, compared with $1.5 million of R&D expenses for the same period of 2016. R&D expenses were higher for the first quarter of 2017, compared to the first quarter of 2016, related to R&D activities in China that relate to development expenses of product candidates in-licensed from certain business partners.

For the first quarter of 2017, general and administrative (G&A) expenses were $7.2 million, compared with $7.4 million for the same period in 2016. G&A expenses were lower for the first quarter of 2017, compared to the first quarter of 2016,  due to a foreign currency gain of $615 thousand on re-measuring operational monetary assets partially offset by an increase in salaries and benefits mainly from annual increases.

For the first quarter of 2017, other income, net was  $1.0 million, compared with $0.1 million for the same period in 2016. Other income, net was higher  principally for the first quarter of 2017, compared to the first quarter of 2016, as a result of a $1.0 million government subsidy related to the Company’s China operations which had no future performance obligations and was recognized upon receipt as other income.

For the first quarter of 2017, income tax provision was approximately $1.0 million, compared with $1.9 million for the same period in 2016. The $1.9 million income tax provision for the first quarter of 2016 included $1.2 million in additional tax expense representing the correction of an error related to a previously unrecognized liability for an uncertain tax provision in China.

As of March 31, 2017, cash and cash equivalents totaled $141.3 million, compared to $134.4 million as of December 31, 2016.

SciClone has presented non-GAAP information above as the Company believes this non-GAAP information is useful for investors, taken in conjunction with SciClone’s GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of SciClone’s operating results as reported under GAAP. The non-GAAP calculations and reconciliation are provided in the accompanying table titled “Reconciliation of GAAP to Non-GAAP Net Income.”

Conference Call Today

SciClone is hosting a conference call today at 4:30 pm ET (1:30 pm PT) to provide a financial update. The call will be hosted by Friedhelm Blobel, Ph.D., President and Chief Executive Officer, and Wilson W. Cheung, Senior Vice President and Chief Financial Officer.

LIVE CALL:	877.674.6420 (US/Canada)
920.663.6281
Passcode: 11577623

The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone's website at www.sciclone.com. The information provided on the teleconference is accurate only at the time of the conference call, and SciClone will take no responsibility for providing updated information except as required by law.

About SciClone

SciClone Pharmaceuticals is a revenue-generating, specialty pharmaceutical company with a substantial commercial business in China and a product portfolio spanning major therapeutic markets including oncology, infectious diseases and cardiovascular disorders. SciClone’s proprietary lead product, ZADAXIN® (thymalfasin), is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV), and certain cancers, and as an immune system enhancer, according to the local regulatory approvals. The Company has successfully in-licensed and commercialized products with the potential to become future market leaders and to drive the Company's long-term growth, including DC Bead®, a novel treatment for liver cancer now approved in China, and several other products in late stage development in China. Through its promotion business with pharmaceutical partners, SciClone also markets multiple branded products in China which are therapeutically differentiated. SciClone is a publicly-held corporation based in Foster City, California, and trades on the NASDAQ Global Select Market under the symbol SCLN. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected future events and SciClone’s financial results and expectations, including, without limitation, statements regarding SciClone’s business strategy and growth, product and development portfolios, market opportunities and forecasted financial results.  Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties relating to: the course, cost and outcome of regulatory matters, including future pricing and reimbursement decisions by authorities in China; the dependence of SciClone’s sales of ZADAXIN in China; SciClone’s ability to execute on its goals in China and on its objectives for earnings and revenue in fiscal 2017; SciClone’s ability to implement and maintain controls over its financial reporting;  the dependence of its current and future revenue and prospects on third-party license, promotion or distribution agreements, including the need to renew such agreements, enter into similar agreements, or end arrangements that SciClone does not believe are beneficial; operating an international business, including currency exchange fluctuations; uncertainty in the prospects for unapproved products, including uncertainties as to pricing and competition and risks relating to the clinical trial process and related regulatory approval process and the process of initiating trials at, and enrolling patients at, clinical sites. Please also refer to other risks and uncertainties described in SciClone's filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

SciClone, SciClone Pharmaceuticals, the SciClone Pharmaceuticals design, the SciClone logo and ZADAXIN are registered trademarks of SciClone Pharmaceuticals, Inc. in the United States and numerous other countries.

SCICLONE PHARMACEUTICALS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three Months Ended
	March 31,

	2017	2016
Revenues:
Product sales, net	$41,637	$35,320
Promotion services	1,255	1,179
Total net revenues	42,892	36,499
Operating expenses:
Cost of product sales	6,165	5,813
Sales and marketing	12,765	12,352
Research and development	2,495	1,467
General and administrative	7,230	7,443
Total operating expenses	28,655	27,075
Income from operations	14,237	9,424
Non-operating income:
Interest and investment income	296	259
Other income, net	1,075	128
Income before provision for income tax	15,608	9,811
Provision for income tax	1,012	1,947
Net income	$14,596	$7,864

Net income per share:
Basic	$0.28	$0.16
Diluted	$0.28	$0.15

Weighted average shares used in computing net income per share:
Basic	51,437	49,589
Diluted	53,009	51,955

SCICLONE PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,

	2017	2016
GAAP net income	$14,596	$7,864
Non-GAAP adjustments:
Employee stock-based compensation	1,671	1,293
Strategic review expense	377	547
Non-GAAP net income	$16,644	$9,704

Non-GAAP net income per share:
Basic	$0.32	$0.20
Diluted	$0.31	$0.19

Non-GAAP weighted average shares used in computing net income per share:
Basic	51,437	49,589
Diluted	53,009	51,955

SciClone management uses these non-GAAP financial measures to monitor and evaluate the Company’s operating results and trends on an on-going basis and internally for operations, budgeting and financial planning purposes. SciClone believes the non-GAAP information is useful for investors by offering them the ability to better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all items of income and expenses that affect SciClone. These non-GAAP financial measures that management uses are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP.

SciClone’s non-GAAP financial measures exclude the following items from GAAP net income and net income per share:

•	Employee stock-based compensation. The effects of non-cash employee stock-based compensation.
•	Strategic review expense. The effects of costs incurred related to the Company’s strategic review for the purpose of maximizing shareholder value.

SCICLONE PHARMACEUTICALS, INC.

UNAUDITED SELECTED BALANCE SHEET DATA

(in thousands)

75

	March 31,	December 31,
	2017	2016
Cash and cash equivalents	$141,346	$134,395
Accounts receivable, net	46,624	41,510
Inventories	15,331	16,587
Goodwill	31,097	30,838
Total assets	253,478	241,898
Total current liabilities	20,015	26,441
Total stockholders' equity	233,376	215,365